Exhibit 10.29

October 17, 2019

Taylor Fay

4338 45th Ave S

Minneapolis, MN 55406

RE: AMENDMENT OF EMPLOYMENT

Dear Taylor:

As you know, we are moving our payroll to InsurTech Holdings, LLC (collectively, “Company”, “Companies,” “our”, “we” or “us”) and therefore are amending your employment terms to reflect that change. In addition, this change incorporates some basic modifications to our compensation and benefit plans. This effort reflects our exciting movement to become a stand-alone entity outside of the GWG Holdings corporate structure.

The terms and conditions of this offer are as follows:

POSITION:	Senior Product Manager
REPORT:	You will report to Steve Sabes, and their designees as directed.
EFFECTIVE DATE:	October 21, 2019
EMPLOYMENT AGREEMENT:

The terms of your original Employment Agreement and job description remain in force. We expect to adopt new employment agreements with a new equity-based incentive compensation plan by no later than Q1-2020 that incorporate InsurTech Holdings.

COMPENSATION:

Base Salary -- $130,500 per annum

Your base salary will be (gross), less applicable income tax and other legally required withholding and any deductions that you authorize. Salaries are paid biweekly directly into nominated bank account.

Incentive Compensation -- You will be eligible to participate in our incentive compensation plan that will provide you with an annual incentive compensation in the form of cash and stock options based upon your performance and the company’s achievement of certain milestones. We expect this incentive compensation award to be paid annually and equate to up to 20% of your annual Base Salary. Incentive compensation will be discretionary by the Company.

Equity Based Incentive Compensation -- The Company plans to adopt a new equity-based incentive compensation program by no later than Q1-2020. At the time of the new plan’s adoption, you will be awarded additional equity-based incentive compensation. The amount of equity-based incentive compensation you receive will be at the discretion of the Company.

EXPENSES:	We will reimburse you for all appropriate and reasonable business expenses you have incurred in performing your duties.
TERM:	The term of your employment is at-will.
BENEFITS:	As a regular full-time employee, you will be eligible to participate in the following sponsored benefits, subject to the terms and conditions of each benefit plan or program:

●	401K Plan (available soon)
●	Medical, Dental and Vision -- (For you and your eligible dependents).
●	Life and AD&D Insurance -- (Company paid in an amount of 1x your Annual Salary up to $50,000).
●	Short-Term and Long-Term Disability Insurance -- (Paid by the Company).
●	Paid Time Off (PTO) -- (You will receive a total of fifteen (15) days per year, comprised of Vacation and Sick Days).
●	Holidays -- (You are entitled to seven (7) Paid Holidays).
●	Other Voluntary Benefits

Some of the benefits are governed by insurance contracts and benefits summaries, and the terms and conditions in those materials control. Others are based on our established policies and procedures. Like other employers, we review our benefits regularly and reserve the right to add new benefits, modify existing programs, and terminate them, as we deem necessary. All terms and conditions of employment are subject to modification from time to time as we deem necessary or appropriate.

If these terms of employment are acceptable, please indicate your acceptance below.

Sincerely,

/s/ Jon Sabes

Jon Sabes
Chief Executive Officer

ACCEPTED:

/s/ Taylor Fay	10/18/2019
Taylor Fay	Date

3